Exhibit 99.1

To our shareowners:

November 19, 2007, was a special day. After three years of work, we introduced Amazon Kindle to our customers.

Many of you may already know something of Kindle—we’re fortunate (and grateful) that it has been broadly written and talked about. Briefly, Kindle is a purpose-built reading device with wireless access to more than 110,000 books, blogs, magazines, and newspapers. The wireless connectivity isn’t WiFi—instead it uses the same wireless network as advanced cell phones, which means it works when you’re at home in bed or out and moving around. You can buy a book directly from the device, and the whole book will be downloaded wirelessly, ready for reading, in less than 60 seconds. There is no “wireless plan,” no year-long contract you must commit to, and no monthly service fee. It has a paper-like electronic-ink display that’s easy to read even in bright daylight. Folks who see the display for the first time do a double-take. It’s thinner and lighter than a paperback, and can hold 200 books. Take a look at the Kindle detail page on Amazon.com to see what customers think—Kindle has already been reviewed more than 2,000 times.

As you might expect after three years of work, we had sincere hopes that Kindle would be well received, but we did not expect the level of demand that actually materialized. We sold out in the first 5 1/2 hours, and our supply chain and manufacturing teams have had to scramble to increase production capacity.

We started by setting ourselves the admittedly audacious goal of improving upon the physical book. We did not choose that goal lightly. Anything that has persisted in roughly the same form and resisted change for 500 years is unlikely to be improved easily. At the beginning of our design process, we identified what we believe is the book’s most important feature. It disappears. When you read a book, you don’t notice the paper and the ink and the glue and the stitching. All of that dissolves, and what remains is the author’s world.

We knew Kindle would have to get out of the way, just like a physical book, so readers could become engrossed in the words and forget they’re reading on a device. We also knew we shouldn’t try to copy every last feature of a book—we could never out-book the book. We’d have to add new capabilities—ones that could never be possible with a traditional book.

The early days of Amazon.com provide an analog. It was tempting back then to believe that an online bookstore should have all the features of a physical bookstore. I was asked about a particular feature dozens of times: “How are you going to do electronic book signings?” Thirteen years later, we still haven’t figured that one out! Instead of trying to duplicate physical bookstores, we’ve been inspired by them and worked to find things we could do in the new medium that could never be done in the old one. We don’t have electronic book signings, and similarly we can’t provide a comfortable spot to sip coffee and relax. However, we can offer literally millions of titles, help with purchase decisions through customer reviews, and provide discovery features like “customers who bought this item also bought.” The list of useful things that can be done only in the new medium is a long one.

I’ll highlight a few of the useful features we built into Kindle that go beyond what you could ever do with a physical book. If you come across a word you don’t recognize, you can look it up easily. You can search your books. Your margin notes and underlinings are stored on the server-side in the “cloud,” where they can’t be lost. Kindle keeps your place in each of the books you’re reading, automatically. If your eyes are tired, you can change the font size. Most important is the seamless, simple ability to find a book and have it in 60 seconds. When I’ve watched people do this for the first time, it’s clear the capability has a profound effect on them. Our vision for Kindle is every book ever printed in any language, all available in less than 60 seconds.

Publishers—including all the major publishers—have embraced Kindle, and we’re thankful for that. From a publisher’s point of view, there are a lot of advantages to Kindle. Books never go out of print, and they never go out of stock. Nor is there ever waste from over-printing. Most important, Kindle makes it more convenient for readers to buy more books. Anytime you make something simpler and lower friction, you get more of it.

We humans co-evolve with our tools. We change our tools, and then our tools change us. Writing, invented thousands of years ago, is a grand whopper of a tool, and I have no doubt that it changed us dramatically. Five hundred years ago, Gutenberg’s invention led to a significant step-change in the cost of books. Physical books ushered in a new way of collaborating and learning. Lately, networked tools such as desktop computers, laptops, cell phones and PDAs have changed us too. They’ve shifted us more toward information snacking, and I would argue toward shorter attention spans. I value my BlackBerry—I’m convinced it makes me more productive—but I don’t want to read a three-hundred-page document on it. Nor do I want to read something hundreds of pages long on my desktop computer or my laptop. As I’ve already mentioned in this letter, people do more of what’s convenient and friction-free. If our tools make information snacking easier, we’ll shift more toward information snacking and away from long-form reading. Kindle is purpose-built for long-form reading. We hope Kindle and its successors may gradually and incrementally move us over years into a world with longer spans of attention, providing a counterbalance to the recent proliferation of info-snacking tools. I realize my tone here tends toward the missionary, and I can assure you it’s heartfelt. It’s also not unique to me but is shared by a large group of folks here. I’m glad about that because missionaries build better products. I’ll also point out that, while I’m convinced books are on the verge of being improved upon, Amazon has no sinecure as that agent. It will happen, but if we don’t execute well, it will be done by others.

Your team of missionaries here is fervent about driving free cash flow per share and returns on capital. We know we can do that by putting customers first. I guarantee you there is more innovation ahead of us than behind us, and we do not expect the road to be an easy one. We’re hopeful, and I’d even say optimistic, that Kindle, true to its name, will “start a fire” and improve the world of reading.

As always, I attach our 1997 letter to shareholders. You’ll see that Kindle exemplifies our philosophy and long-term investment approach as discussed in that letter. Happy reading and many thanks!

Jeffrey P. Bezos

Founder and Chief Executive Officer

Amazon.com, Inc.

April 2008

1997 LETTER TO SHAREHOLDERS

(Reprinted from the 1997 Annual Report)

To our shareholders:

Amazon.com passed many milestones in 1997: by year-end, we had served more than 1.5 million customers, yielding 838% revenue growth to $147.8 million, and extended our market leadership despite aggressive competitive entry.

But this is Day 1 for the Internet and, if we execute well, for Amazon.com. Today, online commerce saves customers money and precious time. Tomorrow, through personalization, online commerce will accelerate the very process of discovery. Amazon.com uses the Internet to create real value for its customers and, by doing so, hopes to create an enduring franchise, even in established and large markets.

We have a window of opportunity as larger players marshal the resources to pursue the online opportunity and as customers, new to purchasing online, are receptive to forming new relationships. The competitive landscape has continued to evolve at a fast pace. Many large players have moved online with credible offerings and have devoted substantial energy and resources to building awareness, traffic, and sales. Our goal is to move quickly to solidify and extend our current position while we begin to pursue the online commerce opportunities in other areas. We see substantial opportunity in the large markets we are targeting. This strategy is not without risk: it requires serious investment and crisp execution against established franchise leaders.

It’s All About the Long Term

We believe that a fundamental measure of our success will be the shareholder value we create over the long term. This value will be a direct result of our ability to extend and solidify our current market leadership position. The stronger our market leadership, the more powerful our economic model. Market leadership can translate directly to higher revenue, higher profitability, greater capital velocity, and correspondingly stronger returns on invested capital.

Our decisions have consistently reflected this focus. We first measure ourselves in terms of the metrics most indicative of our market leadership: customer and revenue growth, the degree to which our customers continue to purchase from us on a repeat basis, and the strength of our brand. We have invested and will continue to invest aggressively to expand and leverage our customer base, brand, and infrastructure as we move to establish an enduring franchise.

Because of our emphasis on the long term, we may make decisions and weigh tradeoffs differently than some companies. Accordingly, we want to share with you our fundamental management and decision-making approach so that you, our shareholders, may confirm that it is consistent with your investment philosophy:

•	We will continue to focus relentlessly on our customers.

•	We will continue to make investment decisions in light of long-term market leadership considerations rather than short-term profitability considerations or short-term Wall Street reactions.

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We will continue to measure our programs and the effectiveness of our investments analytically, to jettison those that do not provide acceptable returns, and to step up our investment in those that work best. We will continue to learn from both our successes and our failures.

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We will make bold rather than timid investment decisions where we see a sufficient probability of gaining market leadership advantages. Some of these investments will pay off, others will not, and we will have learned another valuable lesson in either case.

•	When forced to choose between optimizing the appearance of our GAAP accounting and maximizing the present value of future cash flows, we’ll take the cash flows.

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We will share our strategic thought processes with you when we make bold choices (to the extent competitive pressures allow), so that you may evaluate for yourselves whether we are making rational long-term leadership investments.

•	We will work hard to spend wisely and maintain our lean culture. We understand the importance of continually reinforcing a cost-conscious culture, particularly in a business incurring net losses.

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We will balance our focus on growth with emphasis on long-term profitability and capital management. At this stage, we choose to prioritize growth because we believe that scale is central to achieving the potential of our business model.

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We will continue to focus on hiring and retaining versatile and talented employees, and continue to weight their compensation to stock options rather than cash. We know our success will be largely affected by our ability to attract and retain a motivated employee base, each of whom must think like, and therefore must actually be, an owner.

We aren’t so bold as to claim that the above is the “right” investment philosophy, but it’s ours, and we would be remiss if we weren’t clear in the approach we have taken and will continue to take.

With this foundation, we would like to turn to a review of our business focus, our progress in 1997, and our outlook for the future.

Obsess Over Customers

From the beginning, our focus has been on offering our customers compelling value. We realized that the Web was, and still is, the World Wide Wait. Therefore, we set out to offer customers something they simply could not get any other way, and began serving them with books. We brought them much more selection than was possible in a physical store (our store would now occupy 6 football fields), and presented it in a useful, easy-to-search, and easy-to-browse format in a store open 365 days a year, 24 hours a day. We maintained a dogged focus on improving the shopping experience, and in 1997 substantially enhanced our store. We now offer customers gift certificates, 1-ClickSM shopping, and vastly more reviews, content, browsing options, and recommendation features. We dramatically lowered prices, further increasing customer value. Word of mouth remains the most powerful customer acquisition tool we have, and we are grateful for the trust our customers have placed in us. Repeat purchases and word of mouth have combined to make Amazon.com the market leader in online bookselling.

By many measures, Amazon.com came a long way in 1997:

•	Sales grew from $15.7 million in 1996 to $147.8 million – an 838% increase.

•	Cumulative customer accounts grew from 180,000 to 1,510,000 – a 738% increase.

•	The percentage of orders from repeat customers grew from over 46% in the fourth quarter of 1996 to over 58% in the same period in 1997.

•	In terms of audience reach, per Media Metrix, our Web site went from a rank of 90th to within the top 20.

•	We established long-term relationships with many important strategic partners, including America Online, Yahoo!, Excite, Netscape, GeoCities, AltaVista, @Home, and Prodigy.

Infrastructure

During 1997, we worked hard to expand our business infrastructure to support these greatly increased traffic, sales, and service levels:

•	Amazon.com’s employee base grew from 158 to 614, and we significantly strengthened our management team.

•	Distribution center capacity grew from 50,000 to 285,000 square feet, including a 70% expansion of our Seattle facilities and the launch of our second distribution center in Delaware in November.

•	Inventories rose to over 200,000 titles at year-end, enabling us to improve availability for our customers.

•	Our cash and investment balances at year-end were $125 million, thanks to our initial public offering in May 1997 and our $75 million loan, affording us substantial strategic flexibility.

Our Employees

The past year’s success is the product of a talented, smart, hard-working group, and I take great pride in being a part of this team. Setting the bar high in our approach to hiring has been, and will continue to be, the single most important element of Amazon.com’s success.

It’s not easy to work here (when I interview people I tell them, “You can work long, hard, or smart, but at Amazon.com you can’t choose two out of three”), but we are working to build something important, something that matters to our customers, something that we can all tell our grandchildren about. Such things aren’t meant to be easy. We are incredibly fortunate to have this group of dedicated employees whose sacrifices and passion build Amazon.com.

Goals for 1998

We are still in the early stages of learning how to bring new value to our customers through Internet commerce and merchandising. Our goal remains to continue to solidify and extend our brand and customer base. This requires sustained investment in systems and infrastructure to support outstanding customer convenience, selection, and service while we grow. We are planning to add music to our product offering, and over time we believe that other products may be prudent investments. We also believe there are significant opportunities to better serve our customers overseas, such as reducing delivery times and better tailoring the customer experience. To be certain, a big part of the challenge for us will lie not in finding new ways to expand our business, but in prioritizing our investments.

We now know vastly more about online commerce than when Amazon.com was founded, but we still have so much to learn. Though we are optimistic, we must remain vigilant and maintain a sense of urgency. The challenges and hurdles we will face to make our long-term vision for Amazon.com a reality are several: aggressive, capable, well-funded competition; considerable growth challenges and execution risk; the risks of product and geographic expansion; and the need for large continuing investments to meet an expanding market opportunity. However, as we’ve long said, online bookselling, and online commerce in general, should prove to be a very large market, and it’s likely that a number of companies will see significant benefit. We feel good about what we’ve done, and even more excited about what we want to do.

1997 was indeed an incredible year. We at Amazon.com are grateful to our customers for their business and trust, to each other for our hard work, and to our shareholders for their support and encouragement.

Jeffrey P. Bezos

Founder and Chief Executive Officer

Amazon.com, Inc.